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Exhibit 99.1

Contacts:	Phillip D. Kramer Executive VP and CFO 713/646-4560 - 800/564-3036	A. Patrick Diamond Manager, Special Projects 713/646-4487 - 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Reports
Strong Financial Results for Third Quarter 2004—
Net Income Up 252%; Net Income Per Unit Up 195%;
EBITDA Up 118%

        (Houston—November 3, 2004) Plains All American Pipeline, L.P. (NYSE: PAA) today reported net income of $41.7 million, or $0.59 per basic and diluted limited partner unit, for the third quarter of 2004. These financial results represent an increase of 252% and 195%, respectively, over net income of $11.9 million, or $0.20 per basic limited partner unit ($0.19 diluted), for the third quarter of 2003. For the first nine months of 2004, the Partnership reported net income of $105.3 million, or $1.58 per basic and diluted limited partner unit, an increase of 77% and 49%, respectively, over net income of $59.6 million, or $1.06 per basic limited partner unit ($1.05 diluted), for the first nine months of 2003.

        Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the third quarter of 2004 were $71.2 million, an increase of 118% as compared with EBITDA of $32.7 million for the third quarter of 2003. Excluding selected items impacting comparability, the Partnership's third quarter 2004 adjusted net income, adjusted net income per basic and diluted limited partner unit and adjusted EBITDA would have been $38.1 million, $0.54 per unit, and $67.6 million, respectively. Also excluding selected items impacting comparability, the Partnership's third quarter 2003 adjusted net income, adjusted net income per basic and diluted limited partner unit and adjusted EBITDA would have been $22.4 million, $0.39 per unit, and $43.2 million, respectively. Excluding selected items impacting comparability, third quarter 2004 adjusted net income, adjusted net income per basic and diluted limited partner unit and adjusted EBITDA would have increased 70%, 38% and 56%, respectively, over third quarter 2003.

        The following table summarizes selected items that the Partnership believes impact the comparability of financial results between reporting periods:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
	(Dollars in millions, except per unit data)
Long-term Incentive Plan ("LTIP") charge	$—	$(7.4)	$(4.2)	$(7.4)
Cumulative effect of change in accounting principle	—	—	(3.1)	—
Gain on foreign currency revaluation	2.9	—	3.4	—
SFAS 133 noncash mark-to-market adjustment	0.9	(2.9)	1.4	(1.7)
Other	(0.1)	(0.2)	(0.1)	(0.2)

Total	$3.6	$(10.5)	$(2.6)	$(9.3)
Per Basic Limited Partner Unit	$0.05	$(0.19)	$(0.04)	$(0.18)
Per Diluted Limited Partner Unit	$0.05	$(0.19)	$(0.04)	$(0.17)

        Excluding these selected items impacting comparability, the Partnership's adjusted net income, adjusted net income per basic and diluted limited partner unit and adjusted EBITDA for the first nine months of 2004 would have been $107.9 million, $1.62 per unit, and $186.0 million, respectively. (See the section of this release entitled "Non-GAAP Financial Measures" and the attached tables for discussion of EBITDA and other non-GAAP financial measures, and reconciliations of such measures to the comparable GAAP measures.)

        "Plains All American delivered record financial and operating performance for the second straight quarter," said Greg L. Armstrong, Chairman and CEO of the Partnership. "This quarter's results came in well ahead of our original guidance provided on August 4th and very much in line with the increased guidance range for the quarter that we provided on September 23rd. Relative to our original guidance, these strong results were driven by a combination of factors, including continued acceleration of acquisition-related synergies and our ability to capture increased margins from continued crude oil market volatility in our gathering, marketing, terminalling and storage segment. We also experienced higher than expected pipeline segment profit due to volume mix and higher realized prices on our pipeline loss allowance."

        Armstrong noted that the Partnership's reported results for the quarter were also influenced by several related factors, including the expansion of the Partnership's LPG business, the strengthening of the Canadian dollar and the resulting gain from foreign currency revaluation. Armstrong remarked that, similar to gains and losses associated with SFAS 133, the Partnership anticipates a substantial portion of the gain should reverse in a future period as the LPG inventory is delivered to customers during the winter months.

        Phil Kramer, Executive Vice President and CFO of Plains All American, noted that the Partnership completed equity and debt offerings during the third quarter and recently completed the refinancing of its bank credit facility. "These financing transactions have strengthened our capital structure and increased our financial flexibility," said Kramer. "We have extended our maturities, increased the average life of our debt and significantly reduced our exposure to the impact of rising interest rates on our distributable cash flow. As a result, the Partnership is well positioned to continue executing its business plan and financial growth strategy."

        The following table presents certain selected financial information by segment for the third quarter reporting periods:

	Pipeline Operations	Gathering, Marketing, Terminalling & Storage Operations(4)
	(Dollars in millions)
Three Months Ended September 30, 2004
Revenues(1)	$227.4	$5,675.0
Purchases(1)	(138.8)	(5,611.6)
Field operating costs	(33.6)	(27.6)
Segment general and administrative expenses(2)	(11.0)	(8.5)

Segment profit	$44.0	$27.3

Noncash SFAS 133 impact(3)	$—	$0.9

Maintenance capital	$2.0	$1.0

Three Months Ended September 30, 2003
Revenues(1)	$164.4	$2,905.5
Purchases(1)	(119.3)	(2,865.3)
Field operating costs (excluding LTIP charge)	(14.6)	(18.6)
LTIP charge—operations	(0.4)	(1.0)
Segment general and administrative expenses (excluding LTIP charge)(2)	(4.6)	(7.6)
LTIP charge—general and administrative	(2.6)	(3.4)

Segment profit	$22.9	$9.6

Noncash SFAS 133 impact(3)	$—	$(2.9)

Maintenance capital	$1.0	$0.3

(1)
Include intersegment amounts.

(2)
Segment general and administrative (G&A) expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments based on the business activities that existed at that time. The proportional allocations by segment require judgment by management and will continue to be based on the business activities that exist during each period.

(3)
Amounts related to SFAS 133 are included in revenues and impact segment profit.

(4)
Gain on foreign currency revaluation is included in the Gathering, Marketing, Terminalling & Storage segment.

        Segment profit from pipeline operations was up 92% (70% excluding selected items impacting comparability in both periods) in the third quarter of 2004 when compared to the third quarter of 2003. Segment profit from gathering, marketing, terminalling and storage operations was up approximately 184% (39% excluding selected items impacting comparability in both periods). These gains largely reflect the contribution of acquisitions completed since September 30, 2003.

        The following table presents certain selected financial information by segment for the nine-month reporting periods:

	Pipeline Operations	Gathering, Marketing, Terminalling & Storage Operations(4)
	(Dollars in millions)
Nine Months Ended September 30, 2004
Revenues(1)	$639.5	$14,247.6
Purchases(1)	(408.4)	(14,075.8)
Field operating costs (excluding LTIP charge)	(84.8)	(73.3)
LTIP charge—operations	(0.1)	(0.4)
Segment general and administrative expenses (excluding LTIP charge)(2)	(27.3)	(27.2)
LTIP charge—general and administrative	(1.7)	(2.0)

Segment profit	$117.2	$68.9

Noncash SFAS 133 impact(3)	$—	$1.4

Maintenance capital	$4.1	$2.0

Nine Months Ended September 30, 2003
Revenues(1)	$489.1	$8,594.8
Purchases(1)	(362.9)	(8,457.2)
Field operating costs (excluding LTIP charge)	(42.3)	(56.6)
LTIP charge—operations	(0.4)	(1.0)
Segment general and administrative expenses (excluding LTIP charge)(2)	(13.7)	(23.7)
LTIP charge—general and administrative	(2.6)	(3.4)

Segment profit	$67.2	$52.9

Noncash SFAS 133 impact(3)	$—	$(1.7)

Maintenance capital	$4.8	$0.7

(1)
Include intersegment amounts.

(2)
Segment general and administrative (G&A) expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments based on the business activities that existed at that time. The proportional allocations by segment require judgment by management and will continue to be based on the business activities that exist during each period.

(3)
Amounts related to SFAS 133 are included in revenues and impact segment profit.

(4)
Gain on foreign currency revaluation is included in the Gathering, Marketing, Terminalling & Storage segment.

        The Partnership's basic weighted average units outstanding for the third quarter of 2004 totaled 65.8 million (65.8 million diluted) as compared to 52.8 million (53.4 million diluted) in last year's third quarter. At September 30, 2004, the Partnership had approximately 67.3 million units outstanding, long-term debt of $837.6 million and a long-term debt-to-total capitalization ratio of approximately 45%.

        On October 22, 2004, the Partnership declared a cash distribution of $0.60 per unit ($2.40 per unit on an annualized basis) on its outstanding limited partner units. The distribution will be paid on November 12, 2004, to holders of record of such units at the close of business on November 2, 2004.

The distribution represents an increase of 9.1% over the November 2003 distribution and 3.9% over the August 2004 distribution. This increase represents the ninth distribution increase for the Partnership in the last 16 quarters.

        The Partnership today furnished a current report on Form 8-K, which included material in this press release and financial and operational guidance for the fourth quarter of 2004 and preliminary guidance for 2005. A copy of the Form 8-K is available on the Partnership's website at www.paalp.com.

Non-GAAP Financial Measures

        In this release, the Partnership's EBITDA disclosure is not presented in accordance with generally accepted accounting principles and is not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. EBITDA is presented because PAA management believes it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet our future debt service, capital expenditures and working capital requirements. Management also believes that debt holders commonly use EBITDA to analyze Partnership performance. In addition, we present selected items that impact the comparability of our operating results as additional information that may be helpful to your understanding of our financial results. Management considers an understanding of these selected items impacting comparability to be material to its evaluation of our operating results and prospects. Although we present selected items that management considers in evaluating our performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions, acquisitions and numerous other factors. These types of variations are not separately identified in this release, but will be discussed in management's discussion and analysis of operating results in our Quarterly Report on Form 10-Q for the period.

        A reconciliation of EBITDA to net income and cash flow from operating activities for the periods presented is included in the tables attached to this release. In addition, the Partnership maintains on its website (www.paalp.com) a reconciliation of all non-GAAP financial information, such as EBITDA, that it reconciles to the most comparable GAAP measures. To access the information, investors should click on the "Investor Relations" link on the Partnership's home page and then the "Non-GAAP Reconciliations" link on the Investor Relations page.

Conference Call:

        The Partnership will host a conference call to discuss the results and other forward-looking items on Wednesday, November 3, 2004. Specific items to be addressed in this call include:

  1.
  A brief review of the Partnership's third quarter performance;

  2.
  A status report on expansion and organic growth projects and recent acquisition activity;

  3.
  A discussion of capitalization and liquidity and recently completed financing activities;

  4.
  A review of financial and operating guidance for the fourth quarter of 2004 and preliminary guidance for 2005; and

  5.
  Comments regarding the Partnership's outlook for the future.

        The call will begin at 10:00 AM (Central). To participate in the call, please call 800-473-6123, or, for international callers, 973-582-2706 at approximately 9:55 AM (Central). No password or reservation number is required.

Webcast Instructions:

        To access the Internet webcast, please go to the Partnership's website at www.paalp.com, choose "Investor Relations", and then choose "Conference Calls". Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership's website.

Telephonic Replay Instructions:

Call 877-519-4471 or international call 973-341-3080 and enter PIN # 5269741

The replay will be available beginning Wednesday, November 3, 2004, at approximately 1:00 PM (Central) and continue until 11:59pm (Central) Monday, November 8, 2004.

        Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things: abrupt or severe production declines or production interruptions in outer continental shelf production located offshore California and transported on our pipeline systems; the success of our risk management activities; the availability of, and ability to consummate, acquisition or combination opportunities on terms favorable to the Partnership; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of assets acquired; environmental liabilities that are not covered by an indemnity, insurance or reserves; maintenance of our credit rating and ability to receive open credit from our suppliers; levels of indebtedness and ability to receive credit on satisfactory terms; declines in volumes shipped on the Basin Pipeline and our other pipelines by third party shippers; the availability of adequate third party production volumes in the areas in which we operate; successful third party drilling efforts in areas in which we operate pipelines or gather crude oil; demand for various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements; fluctuations in refinery capacity in areas supplied by our transmission lines; the effects of competition; continued credit worthiness of, and performance by, our counterparties; the impact of crude oil price fluctuations; the impact of current and future laws and government regulation; shortages or cost increases in power supplies, materials and skilled labor; weather interference with business operations or project construction; the currency exchange rate of the Canadian dollar; fluctuation in the debt and equity capital markets (including the price of our units at the time of vesting under our LTIP); and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and liquefied petroleum gas ("LPG") discussed in the Partnership's filings with the Securities and Exchange Commission.

        Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA." The Partnership is headquartered in Houston, Texas.

# # #

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

FINANCIAL SUMMARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUES	$5,867,005	$3,053,677	$14,803,384	$9,044,774
COSTS AND EXPENSES
Purchases and related costs	5,715,054	2,968,405	14,400,426	8,780,956
Field operating costs (excluding LTIP charge)	61,203	33,222	158,053	98,911
LTIP charge—operations	—	1,390	567	1,390
General and administrative (excluding LTIP charge)	19,484	12,198	54,565	37,431
LTIP charge—general & administrative	—	6,006	3,661	6,006
Depreciation and amortization	16,768	11,988	45,887	34,164

Total costs and expenses	5,812,509	3,033,209	14,663,159	8,958,858

Gains on sales of assets	559	474	643	608

OPERATING INCOME	55,055	20,942	140,868	86,524
OTHER INCOME/(EXPENSE)
Interest expense	(12,701)	(8,794)	(32,201)	(26,480)
Interest income and other, net	(620)	(277)	(250)	(424)

Income before cumulative effect of accounting change	41,734	11,871	108,417	59,620

Cumulative effect of accounting change	—	—	(3,130)	—

NET INCOME	$41,734	$11,871	$105,287	$59,620

BASIC NET INCOME PER LIMITED PARTNER
Income before cumulative effect of accounting change	$0.59	$0.20	$1.63	$1.06
Cumulative effect of accounting change	—	—	(0.05)	—

Net Income	$0.59	$0.20	$1.58	$1.06

DILUTED NET INCOME PER LIMITED PARTNER
Income before cumulative effect of accounting change	$0.59	$0.19	$1.63	$1.05
Cumulative effect of accounting change	—	—	(0.05)	—

Net Income	$0.59	$0.19	$1.58	$1.05

BASIC WEIGHTED AVERAGE UNITS OUTSTANDING	65,776	52,788	61,929	51,735

DILUTED WEIGHTED AVERAGE UNITS OUTSTANDING	65,776	53,435	61,929	52,407

OPERATING DATA (in thousands)(1)
Average Daily Volumes (barrels)
Pipeline activities:
Tariff activities
All American	52	59	55	60
Basin	279	301	275	264
Link acquisition	373	N/A	248	N/A
Capline	122	N/A	115	N/A
Other domestic	436	328	420	283
Canada	273	210	257	191
Pipeline margin activities	72	77	72	80

Total	1,607	975	1,442	878

Crude oil lease gathering	625	429	576	430
Crude oil bulk purchases	159	96	143	84

Total crude oil	784	525	719	514

LPG sales(2)	38	29	39	31

(1)
Volumes associated with acquisitions represent total volumes transported for the number of days we actually owned the assets divided by the number of days in the period.

(2)
Prior period volume amounts have been adjusted for consistency of comparison between years. LPG sales reflect only third party volumes.

FINANCIAL DATA RECONCILIATIONS
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Earnings before interest, taxes, depreciation and amortization ("EBITDA")
Net income reconciliation
EBITDA	$71,203	$32,653	$183,375	$120,264
Depreciation and amortization	(16,768)	(11,988)	(45,887)	(34,164)

Earnings before interest and taxes ("EBIT")	54,435	20,665	137,488	86,100
Interest expense	(12,701)	(8,794)	(32,201)	(26,480)

Net Income	$41,734	$11,871	$105,287	$59,620

Cash flow from operating activities reconciliation
EBITDA	$71,203	$32,653	$183,375	$120,264
Interest expense	(12,701)	(8,794)	(32,201)	(26,480)
Net change in assets and liabilities, net of acquisitions	(87,748)	1,090	(40,254)	136,785
Other items to reconcile to cash flows from operating activities:
Allowance for doubtful accounts	—	—	—	100
Cumulative effect of change in accounting principle	—	—	3,130	—
(Gain)/loss on foreign currency revaluation	(2,850)	—	(3,423)	—
Change in derivative fair value	(875)	2,886	(1,431)	1,731
Non-cash portion of LTIP charge	—	3,700	4,228	3,700
Non-cash amortization of terminated interest rate swap	377	—	1,092	—
Net cash paid for terminated swaps	(1,465)	—	(1,465)	—

Net cash provided by (used in) operating activities	$(34,059)	$31,535	$113,051	$236,100

Funds flow from operations (FFO)
Net Income	$41,734	$11,871	$105,287	$59,620
Depreciation and amortization	16,768	11,988	45,887	34,164
Non-cash amortization of terminated interest rate swap	377	—	1,092	—

FFO	58,879	23,859	152,266	93,784
Maintenance capital expenditures	(3,057)	(1,261)	(6,121)	(5,452)

FFO after maintenance capital expenditures	$55,822	$22,598	$146,145	$88,332

Selected items impacting comparability
LTIP charge	$—	$(7,396)	$(4,228)	$(7,396)
Cumulative effect of change in accounting principle	—	—	(3,130)	—
Gain on foreign currency revaluation	2,850	—	3,423	—
SFAS 133 noncash mark-to-market adjustment	875	(2,886)	1,431	(1,731)
Other	(99)	(200)	(99)	(200)

Selected items impacting comparability	3,626	(10,482)	(2,603)	(9,327)
GP 2% portion of selected items impacting comparability	(73)	210	52	187

LP 98% portion of selected items impacting comparability	$3,553	$(10,272)	$(2,551)	$(9,140)

Impact to basic net income per limited partner unit	$0.05	$(0.19)	$(0.04)	$(0.18)

Impact to diluted net income per limited partner unit	$0.05	$(0.19)	$(0.04)	$(0.17)

Financial measures excluding selected items impacting comparability
EBITDA excluding selected items impacting comparability	$67,577	$43,135	$185,978	$129,591

Net Income excluding selected items impacting comparability	$38,108	$22,353	$107,890	$68,947

Net Income per limited partner unit excluding selected items impacting comparability	$0.54	$0.39	$1.62	$1.24

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands) (unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets	$1,148,707	$732,974
Property and equipment, net	1,658,725	1,151,039
Pipeline linefill	159,985	95,928
Inventory in third party assets	46,359	26,725
Other long-term assets, net	92,245	88,965

Total Assets	$3,106,021	$2,095,631

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities	$1,199,235	$801,919
Long-term debt under credit facilities	40,408	70,000
Senior notes, net of unamortized discount	797,180	448,991
Other long-term liabilities and deferred credits	24,780	27,994

Total Liabilities	2,061,603	1,348,904
Partners' capital	1,044,418	746,727

Total Liabilities and Partners' Capital	$3,106,021	$2,095,631

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PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES FINANCIAL SUMMARY